Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Home Bistro, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of Home Bistro, Inc. on Form S-1 to be filed on or about September 23, 2022 of our report dated January 31, 2022, on our audits of Home Bistro, Inc.’s consolidated financial statements as of October 31, 2021 and December 31, 2020 and for the ten-month period ended October 31, 2021 (the “transition period”) and the year ended December 31, 2020. Our report includes an explanatory paragraph about the existence of the substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ D. Brooks and Associates CPAs, P.A.
D. Brooks and Associates CPAs, P.A.
Palm Beach Gardens, FL
September 23, 2022